Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT APPORTIONMENT AGREEMENT

This Amended and Restated Employment Apportionment Agreement (this “Agreement”) is made and entered into by and among BeiGene (Beijing) Co., Limited (the “Company”), BeiGene Guangzhou Biologics Manufacturing Co., Ltd. (the “GZ Co.”), BeiGene Pharmaceutical (Shanghai) Co., Ltd. (the “SH Co.”) and Dr. Wu Xiaobin (the “Executive”), on June 16, 2023 and effective as of June 1, 2023 (the “Effective Date”).  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Executive Employment Agreement entered into by and between the Company and the Executive, effective as of April 30, 2018 (the “Employment Agreement”).

WHEREAS, the Company entered into the Employment Agreement with the Executive effective as of April 30, 2018; and

WHEREAS, the GZ Co., an affiliate of the Company and the Executive wish to establish an employment relationship for the Executive to provide certain service for the GZ Co. and the Company wishes to consent to the establishment of the additional employment relationship between the GZ Co. and the Executive.

WHEREAS, the SH Co., an affiliate of the Company and the Executive wish to establish an employment relationship for the Executive to provide certain service for the SH Co. and the Company wishes to consent to the establishment of the additional employment relationship between the SH Co. and the Executive.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Executive shall be employed by the GZ Co. and SH Co. to undertake certain work. The Company agrees and consents to the additional employment relationship between the GZ Co. and the Executive and between the SH Co. and the Executive. This Agreement constitutes an employment agreement between the GZ Co. and the Executive and an employment agreement between the SH Co. and the Executive.

2. Term. The Term of this Agreement shall start from the Effective Date of this Agreement and expire on the termination date of the Employment Agreement, subject to the Executive’s timely obtaining and maintenance of requisite visa, work permit and/or residence permit (as applicable) under the relevant PRC laws.

3. Capacity and Performance. Subject to the terms and conditions of Section 3 of the Employment Agreement as well as the applicable Article of Association, during the Term, (i) the Executive shall serve the GZ Co. as the Legal Representative and Chairman of the Board of Directors, and shall report to the Board of Directors of the GZ Co. and (ii) the Executive shall serve the SH Co. as the Legal Representative and Chairman of the Board of Directors, and shall report to the Board of Directors of the SH Co.

4. Compensation and Benefits. Subject to the terms and conditions of the Employment Agreement, as compensation for all services performed by the Executive for the GZ Co. and SH Co. during the Term and subject to the Executive’s performance of his duties and obligations to the GZ Co. and SH Co., pursuant to this Agreement, the GZ Co. and SH Co. shall provide the Executive with compensation and benefits pursuant to the following arrangement:

a)Base Salary. During the Term, the payment of the Base Salary shall be allocated between the Company, the GZ Co. and the SH Co. pursuant to this Agreement. In 2023, the Company shall be responsible for 60% of the Base Salary, the GZ Co. shall be responsible for 25% of the Base Salary, and the SH Co. shall be responsible for 15% of the Base Salary, subject to further allocation adjustment as agreed by the Company, the GZ Co. and the SH Co. To the extent the GZ Co. or the SH Co. does not make timely payment of its portion of the Base Salary, the Company shall be obligated to make such payment and each of the GZ Co. and the SH Co. agrees to reimburse the Company any such payment made by the Company on behalf of the GZ Co. or SH Co. as soon as reasonably practicable. Within the first 30 days of each following calendar year, the Company, the GZ Co. and the SH Co. shall true up each other based on the final allocation of compensation expenses between the Company, the GZ Co. and the SH Co. in the past calendar year and shall assess and re-allocate the payment responsibility of the Base Salary for the current year as necessary. The Executive agrees to such payment allocation arrangement as agreed by the Company, the GZ Co. and the SH Co.

b)Other Compensation and Benefits. During the Term, the Executive shall be entitled to participate in or receive compensation or benefits provided by the GZ Co. and SH Co. as set forth in Sections 4 and 5 of the Employment Agreement, except to the extent any such benefit is in a category of benefit otherwise provided to the Executive by the Company or another affiliate of the Company.

c)Business Expenses. During the Term, the GZ Co. and the SH Co. shall pay (or promptly reimburse the Executive) for documented, out-of-pocket expenses reasonably incurred by the Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the applicable policies in effect from time to time with respect to business expenses, subject to the GZ Co.’s and SH Co.’s requirements with respect to reporting of such expenses.

5. Termination of Employment. This Agreement and the Executive’s employment relationship hereunder shall terminate immediately upon any of the following circumstances occur: (i) the expiration of the Term (i.e. upon termination of the Executive’s employment under the Employment Agreement); or (ii) any visa, work permit or other certificate or document required for the Executive under the applicable PRC laws is expired, terminated or revoked.  Furthermore, each of the GZ Co. and the SH Co. shall have the right to shorten the Term of the employment relationship hereunder or terminate this Agreement in advance, with or without reason, provided that the GZ Co. or the SH Co. informs the Executive in writing 60 days in advance.

6. Severance Payments and Other Matters Related to Separation under the Employment Agreement. As soon as reasonably practicable after the payment of the Severance Benefits to the Executive by the Company pursuant to the Employment Agreement, the GZ Co. and the SH Co. shall reimburse the Company of its portion of such payment calculated based on the allocation determined pursuant to Section 4 of this Agreement.  For avoidance of doubt, the portion of the Severance Benefits calculated based on the allocation determined pursuant to Section 4 of this Agreement shall constitute the severance payments that the Executive may be entitled to for termination of this Agreement or the employment relationship hereunder.  Furthermore, the Company shall not require the GZ Co. or the SH Co. to bear any amount other than its portion as agreed under this Agreement.

7. Withholding. All payments made by the GZ Co. or the SH Co. under this Agreement shall be reduced by any tax or other amounts required to be withheld by the GZ Co. or the SH Co. under applicable law.  In the event the Executive shall participate in the PRC social insurance scheme according to the relevant PRC laws and local regulations, the GZ Co. and the SH Co. will withhold and deduct the individual’s part of social insurance contributions from the portion of Base Salary payable by the GZ Co. or the SH Co. pursuant to law.

8. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the GZ Co. or the SH Co. any proprietary information of a third party without such party’s consent.

9. Non-disparagement. Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the GZ Co. or the SH Co., or its good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the GZ Co. or the SH Co.  Each of the GZ Co. and the SH Co. agrees that, except for circumstances relating to a termination of Executive’s employment by the Company for Cause, its officers, directors and senior management shall not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

10. Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 and 9 hereof, and obligations of the GZ Co. and the SH Co. under Sections 4, 5, 6 and 9.

11. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

12. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by the Executive to the GZ Co., the SH Co. or the Company shall be mailed or delivered to the GZ Co., the SH Co. or the Company at its principal executive office, and all notices and communications by the GZ Co., the SH Co. or the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at the Executive’s last known address, as reflected in the GZ Co., the SH Co. or the Company’s records. Any notice so addressed shall be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive by the GZ Co. and the SH Co. This Agreement and the Employment Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and the Employment Agreement.

15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

17. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the PRC, without regard to conflicts of laws principles thereof. The parties hereby consent to the jurisdiction of any court in Beijing, China. Accordingly, with respect to any such court action, the Executive hereby (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, the GZ Co. and the SH Co., by their duly authorized representatives, and by the Executive, as of the date first above written.

EXECUTIVE	BEIGENE GUANGZHOU BIOLOGICS MANUFACTURING CO., LTD.
(Chop)

/s/ Dr. Wu Xiaobin	By:	/s/ Jonathan Liu
Dr. Wu Xiaobin	Name: Its:	Jonathan Liu General Manager

BEIGENE PHARMACEUTICAL (SHANGHAI) CO., LTD.
(Chop)

	By:	/s/ Charlene Zheng
	Name: Its:	Charlene Zheng Director

BEIGENE (BEIJING) CO., LIMITED
(Chop)

	By:	/s/ Charlene Zheng
	Name: Its:	Charlene Zheng Director